EXHIBIT 10.2

           EXECUTIVE LONG-TERM COMPENSATION AGREEMENT


     THIS EXECUTIVE LONG-TERM COMPENSATION AGREEMENT is entered into as of this 16th day of January, 1998, by and between CARNIVAL CORPORATION ("Carnival") with its principal place of business located at 3655 N.W. 87th Avenue, Miami, Florida 33178, and ROBERT H. DICKINSON (the "Individual").

                       R E C I T A L S

     WHEREAS, the Individual is currently employed as the President and Chief Operating Officer of Carnival Cruise Lines, a division of Carnival;

     WHEREAS, Carnival wishes to provide long-term incentive and reward to the Individual for the continuation of his full-time employment with Carnival, in addition to the Individual's annual compensation consisting of a base salary and annual award under the 1994 Carnival Cruise Lines Key Management Incentive Plan; and

     WHEREAS, the Individual desires to continue in the employ of Carnival until his retirement in consideration for Carnival's payment of compensation for his services during the period prior to retirement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Carnival shall continue to employ the Individual as President and Chief Operating Officer - Carnival Cruise Lines and the Individual shall continue to serve Carnival in such executive capacity until such employment is terminated by either party.

     2. Subject to the provisions of this Agreement, Carnival shall pay the Individual as long-term compensation, beginning August 1, 1997 and continuing during the term of his employment with Carnival, the stock compensation benefit described as follows ("Stock Compensation Benefit"):

          (A) Pursuant to the terms of Carnival's 1992 Stock Option Plan, the Individual shall receive on August 1st of each year during the term of his employment (commencing effective August 1, 1997) an option to purchase 40,000 shares of Carnival Corporation Class A Common Stock (the "Stock Option Benefit"). For purposes of this Agreement, the exercise price of the options shall be the average of the high and low sales price of Class A Common Stock on the New York Stock Exchange Corporate Tape on August 1st of each year. Said options shall vest ratably over a five (5) year period as more particularly set forth in a Nonqualified Stock Option Agreement to be entered into annually substantially in the form attached hereto as Exhibit A.

          (B) Pursuant to the terms of Carnival's 1993 Restricted Stock Plan, the Individual shall receive annually 20,000 restricted shares of Carnival Corporation Class A Common Stock (the "Restricted Stock Benefit"). Except as otherwise provided in Section 3 hereof, these shares shall vest on the fifth anniversary of the date of such annual grant.

     3. Notwithstanding anything herein to the contrary, no payment of any Stock Compensation Benefit shall be made, and all unvested options and restricted stock issued hereunder and all rights under the Agreement shall be forfeited, if any of the following events shall occur:

     (A) The Individual's employment with Carnival is terminated for cause. For purposes of this Agreement, "for cause" shall be defined as any action or inaction by the Individual which constitutes fraud, embezzlement, misappropriation, dishonesty, breach of trust, a felony or moral turpitude, as determined by its Board of Directors;

     (B) The Individual voluntarily terminates his employment with Carnival prior to attaining sixty (60) years of age, unless such voluntary termination is directly related to the Individual being diagnosed with a terminal medical condition;

     (C) The Individual shall engage in competition, as more particularly described in Section 6 hereof, either (i) during the term of his employment with Carnival; (ii) following the Individual's voluntary termination of his employment with Carnival; or (iii) following Carnival's termination of the Individual's employment with Carnival either for cause, as defined in (A) above, or other than for cause; or

     (D)  The Individual violates the nondisclosure provisions set forth in
          Section 7 hereof.

     In the event the Individual voluntarily terminates his employment either (a) following attaining the age of sixty (60) or (b) prior to attaining the age of sixty (60) as a direct result of the Individual being diagnosed with a terminal medical condition, then all unvested options and restricted stock previously granted hereunder will not be forfeited by the Individual and will continue to vest as scheduled, unless and until the Individual engages in competition in violation of Section 6 hereof or violates the nondisclosure provisions set forth in Section 7 hereof.

     In the event Carnival terminates the Individual's employment with Carnival for a reason other than for cause, as defined in Section 3(A) above, then, unless and until the Individual engages in competition in violation of Section 6 hereof or violates the nondisclosure provisions set forth in Section 7 hereof, (i) each annual grant of the Stock Option Benefit shall continue to vest as scheduled; and (ii) each annual grant of the Restricted Stock Benefit shall vest and shall continue to vest in accordance with the alternative vesting schedule set forth on Exhibit B ("Alternative Vesting Schedule I").

     In the event the Individual voluntarily terminates his employment with Carnival within 14 days of his receipt of notice that Carnival's Chairman and Chief Executive Officer, with approval and ratification of the Board of Directors or appropriate committee of the Board, has determined that the Individual's annual grant of the Restricted Stock Benefit will be reduced by more than 25% in any one year, then (i) all unvested options issued hereunder shall be forfeited; (ii) each annual grant of the Restricted Stock Benefit shall be subject to the alternative vesting schedule set forth on Exhibit C ("Alternative Vesting Schedule II"); and (iii) all unvested restricted stock issued hereunder, after application of Alternative Vesting Schedule II, and all rights under this Agreement shall be forfeited. Notwithstanding the foregoing, this paragraph of Section 3 shall be null and void once the Individual attains the age of sixty (60).

     4. As further compensation hereunder, Carnival shall cause to be amended the 1994 Carnival Cruise Lines Key Management Incentive Plan to permit that the Individual's Incentive Award, as defined therein, be payable solely in cash.

     5. Each annual grant of the Stock Compensation Benefit is contingent on the Individual's satisfactory performance of his duties as determined by Carnival's Chairman and Chief Executive Officer, and ratified and approved by Carnival's Board of Directors or appropriate committee of the Board.

     6. The services of the Individual are unique, extraordinary and essential to the business of Carnival, particularly in view of the Individual's access to Carnival's confidential information and trade secrets. Accordingly, in consideration of the Stock Compensation Benefits payable hereunder, the Individual agrees that he will not, without the prior written approval of the Board of Directors, at anytime during the term of his employment with Carnival and (except as provided below) for five (5) years following the date on which the Individual's employment with Carnival terminates, directly or indirectly, within the United States or its territories, engage in any business activity directly or indirectly competitive with the business of Carnival, or its subsidiaries or divisions, or serve as an officer, director, owner, consultant, or employee of any organization then in competition with Carnival or any of its subsidiaries or divisions. In addition, the Individual agrees that during such five (5) year period following his employment with Carnival, he will not solicit, either directly or indirectly, any employee of Carnival, its subsidiaries or division, who was such at the time of the Individual's separation from employment hereunder. In the event that the provisions of this Section 6 should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.

     Notwithstanding the foregoing, the provisions of this Section 6 shall be null and void if, prior to attaining the age of sixty (60), the Individual voluntarily terminates his employment with Carnival within 14 days of his receipt of notice that Carnival's Chairman and Chief Executive Officer, with approval and ratification of the Board of Directors or appropriate committee of the Board, has determined that the Individual's annual grant of the Restricted Stock Benefit will be reduced by more than 25% in any one year.

     7. The Individual expressly agrees and understands that Carnival owns and/or controls information and material which is not generally available to third parties and which Carnival considers confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the "Confidential Information"). The Individual hereby acknowledges that each element of the Confidential Information constitutes a unique and valuable asset of Carnival, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to Carnival and its officers and agents other than in the ordinary course of business. The Individual hereby acknowledges that disclosure of Carnival's Confidential Information to and/or use by anyone other than in Carnival's ordinary course of business would result in irreparable and continuing damage to Carnival. Accordingly, the Individual agrees to hold the Confidential Information in the strictest secrecy, and covenants that, during the term of his employment with Carnival or at any time thereafter, he will not, without the prior written consent of the Board of Directors, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by himself or by any third parties, except in effecting Individual's duties for Carnival in the ordinary course of business. The Individual agrees to keep all such records in connection with the Individual's employment as Carnival may direct, and all such records shall be the sole and absolute property of Carnival. The Individual further agrees that, within five (5) days of Carnival's request, he shall surrender to Carnival any and all documents, memoranda, books, papers, letters, price lists, notebooks, reports, logbooks, code books, salesmen records, customer lists, activity reports, video or audio recordings, computer programs and any and all other data and information and any and all copies thereof relating to Carnival's business or any Confidential Information.

     8. Except as otherwise provide in Section 6 hereof, the restrictive covenants contained in Sections 6 and 7 herein shall survive the termination or expiration of this Agreement and any termination of the Individual's employment.

     9. Nothing herein shall be construed as conferring upon the Individual the right to continue in the employ of Carnival as an executive or in any other capacity.

     10. The Stock Compensation Benefit payable under this Agreement shall not be deemed salary or other compensation to the Individual for the purpose of computing benefits to which such Individual may be entitled under any pension or profit sharing plan or other arrangement of Carnival for the benefit of its employees.

     11. The Compensation Committee of Carnival's Board of Directors shall have the full power and authority to interpret, construe and administer this Agreement. No officer or director of Carnival shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless such action or omission is attributable to his own willful misconduct or lack of good faith.

     12. This Agreement shall not be, nor shall it be construed to constitute an employment agreement between the Individual and Carnival.

     13. This Agreement shall be governed by, and shall be construed and interpreted in accordance with, the laws of the State of Florida and the parties agree to submit to the jurisdiction of the United States District Court for the Southern District of Florida for the resolution of any disputes arising under this Agreement.

     14. In the event that any party to this Agreement institutes suit against the other party to this Agreement to enforce any of its rights hereunder, the "prevailing party" in such action shall be entitled to recover from the other party all reasonable costs incurred in pursuing such action, including reasonable attorneys' fees. For purposes of this Agreement, "prevailing party" shall mean the party recovering judgment in the case and not being liable on any counterclaim brought in the case.

     15. This Agreement constitutes the entire agreement between Carnival and the Individual with respect to the long-term compensation of the Individual as described herein and supersedes all prior negotiations, agreements, understandings and arrangements, both oral and written, between Carnival and the Individual with respect to such subject matter. This Agreement may not be modified in any way, except by a written instrument executed by each of Carnival and the Individual.

     16. This Agreement shall be for the benefit of, and shall be binding upon, each of Carnival and the Individual and their respective heirs, personal representatives, legal representatives, successors and assigns.

     17. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law. In the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, then, in any such event, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

     18. The waiver by either party of a breach or violation of any term or provision of this Agreement by the other party shall not operate nor be construed as a waiver of any subsequent breach or violation of any provision of this Agreement nor of any other right or remedy.

     IN WITNESS WHEREOF, each of the parties has executed and delivered this Agreement as of the date first above written.


                                   CARNIVAL CORPORATION


                                   By: /s/ Howard S. Frank
                                           Howard S. Frank
                                   Title:  Vice Chairman


                                   /s/ Robert H. Dickinson
                                   Robert H. Dickinson

                              EXHIBIT B

                    ALTERNATIVE VESTING SCHEDULE I



     1. Vest as to 20% of the Restricted Stock Benefit on the first anniversary of the grant date thereof;

     2. Vest as to 40% of the Restricted Stock Benefit on the second anniversary of the grant date thereof;

     3. Vest as to 60% of the Restricted Stock Benefit on the third anniversary of the grant date thereof;

     4. Vest as to 80% of the Restricted Stock Benefit on the fourth anniversary of the grant date thereof; and

     5. Vest as to 100% of the Restricted Stock Benefit on the fifth anniversary of the grant date thereof.

                             EXHIBIT C

                   ALTERNATIVE VESTING SCHEDULE II




     1. Vested as to 0% of the Restricted Stock Benefit if termination occurs between the grant date and the first anniversary of the grant date thereof;

     2. Vested as to 20% of the Restricted Stock Benefit if termination occurs between the first and second anniversaries of the grant date thereof;

     3. Vested as to 40% of the Restricted Stock Benefit if termination occurs between the second and third anniversaries of the grant date thereof;

     4. Vested as to 60% of the Restricted Stock Benefit if termination occurs between the third and fourth anniversaries of the grant date thereof;

     5. Vested as to 80% of the Restricted Stock Benefit if termination occurs between fourth and fifth anniversaries of the grant date thereof; and

     6. Vested as to 100% of the Restricted Stock Benefit if termination occurs after the fifth anniversary of the grant date thereof.